Exhibit No. 3

Revised Spin-off Plan, dated January 1, 2010

THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES. THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH, THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INTERNATIONAL INVESTMENT COMPANY, LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

(Translation – In case of any discrepancy between the Chinese and English versions, the Chinese version shall prevail.)

ASUSTeK Computer Inc.

Spin-off Plan

To maximize the efficiency of the own-brand business and dedicated ODM business, ASUSTeK Computer Inc. ("ASUS") is actively undertaking corporate restructuring in hopes of efficiently dividing the businesses and increasing their competitiveness. ASUS plans to spin off relevant businesses of the ODM business (refers to ASUS' 100% owned long-term equity investment in Pegatron Corporation ("Pegatron")) to the Company's wholly-owned subsidiary Pegatron International Investment Co., Ltd. ("Pegatron International", *Chinese name is 和碩國際投資股份有限公司) (the "Spin-off"), whereby Pegatron International will issue new shares to ASUS and all shareholders of ASUS as consideration. The following spin-off plan (the "Spin-off Plan") is produced in accordance with the Enterprise Merger and Acquisition Act, the Company Act and the relevant laws and regulations of the Republic of China:

Article 1:     Method of Spin-off and companies participating in the Spin-off

The Spin-off Plan is for the spin-off and transfer of the relevant businesses of the ODM business (this refers to ASUS' 100% long-term equity investment in Pegatron) by ASUS to the surviving company Pegatron International, whereby Pegatron International will issue new shares to ASUS and all shareholders of ASUS as consideration. It is expected that ASUS will acquire approximately 25% of the equity in Pegatron International and all shareholders of ASUS will in total acquire approximately 75% of the equity in Pegatron International. Pegatron International will, from the record date of the Spin-off, assume 100% of ASUS' equity investment in Pegatron, and ASUS will at the same time reduce capital by the value of the business to be spun off (the "Business Value of the Spin-off").

Companies participating in this Spin-off are as follows:

Spun-off Company: ASUS.

Surviving Company to assume the business: Pegatron International.

Article 2:	The proposed amendment to the Articles of Incorporation of the surviving company assuming the business and the election of directors and supervisors

1.	The proposed amendments to the Articles of Incorporation of the surviving company assuming the business: Please refer to Attachment I.

2.
Election of directors and supervisors: After the Spin-off, the directors and supervisors elected before the record date of the Spin-off by Pegatron International shall serve as the directors and supervisors of Pegatron International.

Article 3:	Business scope, business value, assets and liabilities assigned by the spun-off company

1.	Scope of the business to be transferred for the Spin-off:

(a)	Assets of the long-term equity investment (this refers to ASUS' 100% long-term equity investment in Pegatron) and the relevant ODM business.

(b)
Assets, liabilities, rights and obligations relationship, rights and interests, tax incentives enjoyed by the businesses/properties to be spun-off and assigned which have not yet expired or credited, licenses, approvals and relevant legal relationships, factual relationships and status which are related to the aforementioned long-term equity investment.

2.
Business Value of the Spin-off and the relevant adjustments of shareholders' equity: The estimated value is NTD 92,894,089,000 calculated by subtracting the liabilities from the assets of the Spin-off. However, after deducting the adjustments of shareholders' equity totaling NTD 1,938,844,000, the net Business Value of the Spin-off is NTD 90,955,245,000.

3.	Assets of the Spin-off: The assets of the Spin-off are estimated to be NTD 92,894,089,000 as reflected in Attachment II.

4.
The aforementioned business value of the Spin-off is temporarily based on the book value on ASUS' financial statements as of September 30, 2009 reviewed by the CPA, which shall be adjusted based on the book value of ASUS on record date of the Spin-off.

5.
Where there is a need to adjust the aforementioned scope of the business of the Spin-off (including assets and liabilities), the shareholders' meeting may authorize the board of directors to make the adjustments. The same applies if the business value or the number of shares to be issued by Pegatron International or the issuance price need to be adjusted.

Article 4:	Share exchange ratio in connection with the spin-off and transfer of the business of the spun-off company to the surviving company and the calculation basis

1.
Share exchange ratio: Pursuant to the Business Value of the Spin-off, Pegatron International anticipates to issue 2,286,053,935 new common shares, among which 25% of the common shares totaling 571,513,484 shares will be issued to the Company, and 75% of the common shares totaling 1,714,540,451 shares will be issued to all the shareholders of the Company. That is, Pegatron International will issue common shares to the original shareholders of the Company where each 1,000 shares held by the shareholders of Company (as of the record date of the Spin-off) is expected to be allocated 403.7274 shares of Pegatron International. However, such ratio will still be determined based on the actual number of common shares issued by the Company on the record date of the Spin-off.

2.
Basis of calculation: The aforementioned share exchange ratio is determined based on the pro-forma book value of the assets and liabilities of the business to be spun off assigned on the record date of the Spin-off and the independent professional's fairness opinion on the share exchange ratio for the Spin-off. Please refer to Attachment III for the independent professional's fairness opinion on the share exchange ratio for the Spin-off.

Article 5:
The total number of shares, classes of shares, and amount of shares issued by the surviving company which assumes the business; The total number of shares, classes of shares, and amount of shares acquired by the spun-off company and its shareholders and the requirement of cash payment for fractional shares

1.
Pegatron International has issued 10,000 shares to present, and shall issue a total of 2,286,053,935 common shares at a par value of NTD 10 per share as the consideration for the business assumed. It is anticipated that the total number of common shares issued by Pegatron International after the assumption of business is 2,286,063,935 shares.

2.
On the record date of the Spin-off, ASUS will hold 25% of the shares in Pegatron International, and all shareholders of ASUS will hold a total of 75% of the shares in Pegatron International in proportion to their shareholdings stipulated in the shareholders roster.

3.
Pegatron International shall issue new shares to ASUS and its shareholders on the record date of the Spin-off. Pegatron International shall issue 571,513,484 new common shares to ASUS and shall issue 1,714,540,451 new shares to all shareholders of ASUS on the record date of the Spin-off. For fractional shares which are less than one share, Pegatron International will round off to a dollar and, within 30 days from the record date of the Spin-off, make a one-time cash payment to ASUS and the shareholders of ASUS equal to the net worth per share of Pegatron International on the record date of the Spin-off. In addition, all the fractional shares which are less than one share will be consolidated into full shares, and the Chairman of Pegatron International is authorized to seek specific persons to subscribe for these shares at a cost equal to the net worth per share.

Article 6:	The business value and the assets assigned by the spun-off company, the number of shares issued by the surviving company as consideration for the business assumed, and adjustment to the exchange ratio

For the ratio to exchange the new shares issued by Pegatron International stipulated in the Spin-off Plan, where any of the following circumstances occurs, the shareholders' meeting of ASUS may authorize its board of directors to amend the number of shares to be issued or price per share, and the business value obtained by Pegatron International as a result of the assumption of business shall be adjusted accordingly:

1.
Where there is a need for adjustment due to a significant increase or decrease to the business value as a result of changes to the scope of assets or other reasons on the record date of the Spin-off for the business to be spun off and assigned under the Spin-off Plan.

2.	Where there is a need for other adjustments due to changes to the laws and regulations or rulings of the relevant competent authorities.

Article7:	Capital Reduction and cancellation of shares of spun-off company

1.
The authorized capital of ASUS is NTD 47,500,000,000, divided into 4,750,000,000 shares, and its paid-in capital is NTD 42,467,774,840, divided into 4,246,777,484 shares, at a par value of NTD 10 per share. For the spin-off of its long-term equity investment to Pegatron International, ASUS intends to reduce its capital by NTD 36,097,608,610 at a capital reduction ratio of approximately 85%. After the Spin-off and capital reduction, the paid-in capital of ASUS will be NTD 6,370,166,230, divided into 637,016,623 shares.

2.
It is expected that 850 shares will be reduced for each 1,000 shares based on the shareholdings of the shareholders set forth in the shareholder roster as of the record date of the Spin-off. However, the actual number of shares reduced for each 1,000 shares will still be determined based on the number of common shares actually issued by the Company on the record date of capital reduction. For fractional shares which are less than one share after the capital reduction, it will be paid in cash to a dollar (it will be rounded off) based on the closing price of the shares of the Company on the first trading date after the capital reduction. The Chairman is authorized to contact and select specific persons to subscribe for such shares.

3.
If there are any changes to the number of outstanding shares of ASUS prior to the capital reduction date, the capital reduction ratio and the amount of capital after capital reduction will be adjusted accordingly, and the board of directors is authorized to handle the matters at full discretion then.

4.
For the aforementioned capital reduction, including but not limited to, as necessary due to changes of the laws and regulations, determinations of the competent authorities or objective factual events, the board of directors shall be authorized to have full discretion to handle the relevant matters.

Article 8:	Repurchase and cancellation of dissenting shareholders' shares

Where a shareholder of ASUS objects to the Spin-off Plan in writing before or during the shareholders' meeting to resolve the Spin-off Plan or objects orally at the meeting with records, and have waived their voting rights, he/she/it may request ASUS to repurchase his/her/its shares, and ASUS shall repurchase the shares held by such dissenting shareholder in accordance with the relevant laws and regulations. The shares so repurchased may, within the scope allowed by laws and regulations, (1) all or part of such repurchased shares may be transferred to other shareholders of the company, (2) the corporate registration be amended accordingly, (3) all or part of such repurchased shares may be sold within three years of the repurchase date based on the market value. Shares not sold within such period will be regarded as shares which have not been issued by the Company and the corporate registration shall be amended accordingly.

Article 9:	Duty to give notice to creditors and public announcement

1.
After the resolution of the Spin-off Plan is approved by the shareholders' meeting of ASUS, ASUS shall notify each creditor of the Spin-off resolution and make a public announcement, and shall set forth a period of at least 30 days during which creditors may raise an objection. If a creditor raises an objection during the given period, ASUS shall handle it in accordance with the relevant laws and regulations.

2.
If the debts owed by ASUS to a creditor who has raised an objection in accordance with the preceding requirement fall within the scope of the Spin-off and assignment under the Spin-off Plan, the board of directors of ASUS is authorized to adjust the business scope, business value, assets and liabilities defined under Article 3. Where there is therefore a need to adjust the exchange ratio or price of the new shares to be issued by the surviving company, it shall be handled in accordance with Article 6.

Article 10:	Rights and obligations and relevant matters after the Spin-off

1.
All ASUS' assets and liabilities of the Spin-off, and all its rights and obligations still in effect as of the record date of the Spin-off shall, from the record date of the Spin-off, be generally assumed by Pegatron International in accordance with the Company Act. ASUS shall cooperate in connection with the necessary relevant procedures.

2.
Apart from the adjustments of shareholders equity relating to the Spin-off, Pegatron International shall, within the scope of capital contribution for the business assumed, be jointly and severally liable with ASUS for ASUS' liabilities existing prior to the record date of the Spin-off in accordance with Article 32(6) of the Enterprise Merger and Acquisition Act. However, the joint and several claims of creditors for the repayment of a debt will expire if it not exercised within two years from the record date of the Spin-off.

Article 11:	Record date of the Spin-off

1.
The record date of the Spin-off shall be determined by the board of directors of ASUS after the Spin-off Plan is resolved by the shareholders' meeting of ASUS and approved by the relevant competent authorities (including the Financial Supervisory Commission of the Executive Yuan and the Taiwan Stock Exchange, etc.). The record date of the Spin-off is temporarily set on June 1, 2010. The board of directors of ASUS is authorized to set the date where there is a need to change the record date of the Spin-off.

2.	ASUS shall, on the record date of the Spin-off, transfer its businesses and assets to be spun off as stipulated in the Spin-off Plan to Pegatron International.

Article 12:	Implementation schedule of the plan, tentative completion date and handling of delay in time

1.
It is expected that the Spin-off Plan will be resolved and passed by the shareholders' meeting convened by ASUS on February 9, 2010; provided that its board of directors may set another date for the shareholders' meeting depending on the actual circumstances.

2.
If there is a delay in the completion of the Spin-off Plan and the tentative implementation schedule, the board of directors of both parties are authorized to, based on the actual circumstances and needs, agree on the date of the board meeting or shareholders' meeting to be convened in accordance with the laws and regulations and other relevant matters. Where it is desired to terminate the Spin-off Plan or the proposed Spin-off, the board of directors of ASUS is authorized with full discretion to handle to the extent permissible under the laws and regulations without requiring prior resolution by the shareholders' meeting; provided that the board of directors shall report to the shareholders' meeting afterwards.

Article 13:	Allocation of taxes and expenses

1.
Unless otherwise provided by the Spin-off Plan, all the taxes and expenses incurred as a result of the execution or performance of the Spin-off Plan shall be shared and borne by both parties on an equal basis, unless such tax or levy is exempted. If the Spin-off Plan does not take effect as it is disapproved at the shareholders' meeting or is disapproved by the relevant competent authorities or does not take effect for other reasons, the attorney fees, accountant fees and relevant expenses incurred shall be borne by ASUS.

2.	ASUS and Pegatron International shall cooperate with each other to obtain the tax incentives relating to this project.

Article 14:	Governing law

The Spin-off Plan shall be construed in accordance with the laws of the Republic of China. In the event of any disputes in relation to the Plan, the Taipei District Court shall be the court of first instance.

Article 15:	Other matters

1.
If any provisions under the Spin-off Plan are held invalid due to violation of the relevant laws and regulations, only the part in violation shall be invalid, and the other provisions shall remain valid. For the provisions held invalid due to violation of the relevant laws and regulations, the board of directors is, to the extent permitted by the laws, authorized by the shareholders' meeting to determine and handle in accordance with relevant laws and regulations.

2.
If any provision of the Spin-off Plan needs to be amended as required by the relevant competent authorities, such provision shall be amended accordingly or by the board of directors of ASUS in accordance with the requirement of the relevant competent authorities.

3.
The Spin-off Plan shall not take effect until it is submitted to and approved by the shareholders' meeting of ASUS. However, if the Spin-off Plan is not approved by the shareholders' meeting or disapproved by the relevant competent authorities, the Spin-off Plan shall be deemed to be void ab initio.

Article 16:

Matters not covered under the Spin-off Plan shall be handled in accordance with the relevant laws and regulations, and the requirements of the competent authorities. In the absence of laws and regulations or rules of the competent authorities, the board of directors is authorized by the shareholders’ meeting of ASUS to handle such matters at full discretion.

Planner:

ASUSTeK Computer Inc.
Representative: Shih, Tsung-Tang

Pegatron International Investment Co., Ltd.
Representative: Tong, Zhi-Xian

Date: January 1, 2010

Attachment I

(Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

Comparison Table for the Articles of Incorporation of Pegatron International Investment Co., Ltd.

After Amendment	Before Amendment	Explanations
Article 5	Article 5	The authorized
The authorized capital of the	The authorized capital of the	capital of the
Company is NTD 22,860,639,350,	Company is NTD 100,000,	Company is
divided into 2,286,063,935 shares, at	divided into 10,000 shares, at a	increased due to the
a par value of NTD 10 per share.	par value of NTD 10 per share.	Spin-off.
The board of directors is authorized	The board of directors is
to issue all the shares in one time.	authorized to issue all the
shares in one time.
Article 24	Article 24	Addition of the
These Articles of Incorporation were	These Articles of Incorporation	amendment date.
adopted on December 25, 2009.	were adopted on December 25,
The first amendment was made on	2009.
January 17, 2010.

Attachment II

(Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

ASUSTeK Computer Inc.

Value of Business to Be Spun off and Relevant Adjustments to Shareholders' Equity

September 30, 2009

In NTD 1,000

Item	Amount
Business value - long-term equity investment in Pegatron	$92,894,089

Adjustments to shareholder's equity:
Capital surplus	53,232
Cumulative translation adjustment	1,212,495
Unrealized gain or loss on valuation	673,397
Net loss not recognized as pension fund	(280)
Subtotal	1,938,844
Business value minus the relevant adjustments to shareholder's equity	$90,955,245

Attachment III

(Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

ASUSTeK Computer Inc.

The Independent Expert's Fairness Opinion on the Share Exchange Ratio for the Spin-off

To maximize the efficiency of the own-brand business and dedicated ODM business, ASUSTeK Computer Inc. ("ASUS") is actively undergoing corporate restructuring and professional business division, and plans to spin off the assets and business of the ODM business - 100% owned long-term equity investment in Pegatron Corporation ("Pegatron") to the existing company Pegatron International Investment Co., Ltd. ("Pegatron International", *Chinese name is 和碩國際投資股份有限公司), whereby Pegatron International will issue new shares to ASUS and all shareholders of ASUS as consideration.

1.	Calculation of share exchange ratio of spin-off

The value of the business to be spun off and assigned by ASUS (the "Business Value of the Spin-off") and the issuance price of Pegatron International are explained below:

(a)	The Business Value of the Spin-off

The Business Value of the Spin-off is NTD 92,894,089,000 by reference to the book value of the long-term equity investment – Pegatron as of September 30, 2009 reviewed by the CPA. The Business Value of the Spin-off is detailed below:

Business Value of the Spin-off

Unit: NTD, thousand

Item	Number of Shares	Business Value
Long-Term Equity Investment - Pegatron	2,286,053,935 shares (Note 1)	NTD 92,894,089,000 (Note 2)

Source of information: Provided by ASUS

(Note 1) As of September 30, 2009, Pegatron has 1,884,628,141 common shares as recorded in the financial statements reviewed by KPMG Taiwan. After the ex-right record date for capital increase out of earnings on October 16, 2009, the number of common shares of Pegatron was increased to 2,286,053,935.

(Note 2) Based on the book value of ASUS recorded in the financial statements as of September 30, 2009 reviewed by KPMG Taiwan.

(b)	Determination of the issuance price of Pegatron International

Pegatron International will issue 2,286,053,935 common shares as consideration (among which approximately 25% of Pegatron International's equity totaling 571,513,484 shares will be acquired by ASUS, and approximately 75% of Pegatron International's equity totaling 1,714,540,451 shares will be acquired by all the shareholders of ASUS) for the assumption of the ODM business of ASUS (that is, the long-term equity investment – Pegatron) with a business value of NTD 92,894,089,000.

2.	The fairness of the share exchange ratio for the Spin-off

ASUS will assign the businesses relating to its ODM business through spin-off for general assumption by Pegatron International, and Pegatron International will issue new shares to ASUS and all of its shareholders in accordance with Paragraph 6, Article 4 of the Enterprise Merger and Acquisition Act as consideration for the assumption of the net assets. Hence, the share exchange ratio of both parties is based on the Business Value of the Spin-off as explained below:

(a)	Business Value of the Spin-off

(i)
The main purpose of the spin-off is to implement the business model of dividing between own-brand business and dedicated ODM business, rather than the actual trading of assets and securities. According to the 2002 ruling (Ji-Mi-Zi-No.128) and 2003 rulings (Ji-Mi-Zi-No.106 and 107) of the Accounting Research and Development Foundation, in relation to the accounting treatments for a spin-off, when the enterprise (transferor) assigns its business to another company (transferee) and obtains the equity issued, if the shareholding relative to equity of the transferee acquired by the shareholder of the transferor remains the same, its accounting process shall be as follows: the net value which is the value after subtracting the liabilities from the book value of the original assets, will act as the cost for acquisition of the equity, among which, the par value shall act as the capital stock and the remainder will become capital surplus.

(ii)
As the shareholding relative to the equity of Pegatron International (transferee) acquired by the shareholders of ASUS remains the same, it is reasonable for ASUS to transfer the spun-off assets at a book value of NTD 92,894,089,000 to Pegatron International.

(b)	Equity value of the new shares issued by Pegatron International

According to the ruling of the Ministry of Economic Affairs dated August 1, 2003 (Jing-Shang-Zi-No.09202156990), the adjustment items of shareholders' equity directly related to the spun-off net assets shall be transferred with the spun-off net assets. Hence, the net assets of NTD 92,894,089,000 to be assumed by Pegatron International shall include the adjustment items of shareholders' equity totaling NTD 1,938,844,000 to be transferred with the transferred assets, and the amount after deducting the aforementioned adjustment items of shareholders' equity is NTD 90,955,245,000. Furthermore, Pegatron International plans to issue 2,286,053,935 common shares to ASUS and all of its shareholders as consideration for assuming the relevant business of ASUS's ODM business, and the total business value after assumption is the same as the net equity value after the issuance of new shares. Hence, the share exchange ratio for this spin-off complies with relevant accounting process and is regarded as fair.

3.
In summary, the calculation of the share exchange value and share exchange ratio for the spin-off of businesses relating to the ODM business to Pegatron International is based on the financial statements as of September 30, 2009 reviewed by the CPA. After referring to the rulings of the Accounting Research and Development Foundation, it is assessed that the share exchange value and ratio of the spin-off is fair.

4.	The fairness evaluation of the spin-off is based on the financial reports as of September 30, 2009 reviewed by the CPA. However, the actual spin-off value shall still be based on the book value of ASUS on the record date of the spin-off. If there is a need for adjustment due to material changes to the relevant business value, we will update the opinion based on the most updated information in accordance with the engagement by ASUS.

The information listed in this opinion is provided by ASUS. The CPA has evaluated the share exchange ratio of the spin-off as an independent third person and has not in fact participated in the transaction between both parties and the content planning for the spin-off.

This opinion is only provided to the board of directors and shareholders meeting of ASUS for reference or for reporting to relevant competent authorities, and may not be used for other purposes.

PricewaterhouseCoopers Taiwan

Zeng, Hui-Jin, CPA

Date: December 30, 2009

(Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

Declaration of Independency

To: ASUSTeK Computer Inc.
Pegatron International Investment Co., Ltd.

The CPA being engaged to issue an expert's opinion on the fairness of the share exchange ratio for the spin-off of ASUSTeK Computer Inc. ("ASUS") has prepared the opinion from an absolute independent position. There is no direct or indirect interest between the spun-off company ASUS, the transferee Pegatron International Investment Co., Ltd. ("Pegatron International") and the CPA which will affect the fairness and independency of the CPA, and the CPA declares as follows:

1.
The CPA does not concurrently undertake any regular work with ASUS, Pegatron International and its affiliates where regular salary is received, such as serving as the responsible person, director, supervisor, manager or employee.

2.	There is no joint investment or enjoyment of interest between the CPA and ASUS, Pegatron International and its affiliates.

3.	The CPA and ASUS and Pegatron International did not execute any agreement in connection with potential audit fees.

4.	There is no violation of other matters which may affect the absolute independency of the CPA.

PricewaterhouseCoopers Taiwan

Zeng, Hui-Jin, CPA

Date: December 30, 2009